Exhibit 99.1 Spirit Announces Termination of Merger Agreement with JetBlue MIRAMAR, Fla., March 4, 2024 – Spirit Airlines, Inc. (“Spirit”) (NYSE: SAVE) today announced that its merger agreement with JetBlue Airways Corporation has been terminated by mutual agreement. “After discussing our options with our advisors and JetBlue, we concluded that current regulatory obstacles will not permit us to close this transaction in a timely fashion under the merger agreement,” said Ted Christie, Spirit's President and Chief Executive Officer. “We are disappointed we cannot move forward with a deal that would save hundreds of millions for consumers and create a real challenger to the dominant “Big 4” U.S. airlines. However, we remain confident in our future as a successful independent airline. We wish the JetBlue team well.” Christie continued, “Throughout the transaction process, given the regulatory uncertainty, we have always considered the possibility of continuing to operate as a standalone business and have been evaluating and implementing several initiatives that will enable us to bolster profitability and elevate the Guest experience. As we go forward, I am certain our fantastic Spirit team will continue delivering affordable fares and great experiences to our Guests.” Spirit is confident in its strengths and is focused on returning to profitability. The Company has been taking, and will continue to take, prudent steps to ensure the strength of its balance sheet and ongoing operations, including assessing options to refinance upcoming debt maturities. In that regard, Spirit has retained Perella Weinberg & Partners L.P. and Davis Polk & Wardwell LLP as advisors. As part of the termination, JetBlue will pay Spirit $69 million. While the merger agreement was in effect, Spirit stockholders received approximately $425 million in total prepayments. About Spirit Airlines Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel- efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com. Investor inquiries: DeAnne Gabel (954) 447-7920 investorrelations@spirit.com

Exhibit 99.1 Media inquiries: Spirit Media Relations Media_Relations@spirit.com or FGS Global Robin Weinberg / Emily Claffey / Bridget Stephan (212) 687-8080 Spirit@FGSGlobal.com